Kraton Performance Polymers, Inc. Announces Third Quarter 2013 Results

HOUSTON, Oct. 30, 2013 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended September 30, 2013.

2013 THIRD QUARTER FINANCIAL OVERVIEW

  Sales volume was 83.5 kilotons, an increase of 5.3% compared to 79.3 kilotons in the third quarter 2012.
  Sales revenue was $327.1 million, compared to $342.6 million in the third quarter 2012.
  Gross profit was $47.5 million in the third quarter of 2013 compared to $42.8 million in the third quarter of 2012. Gross profit at ECRC was $68.1 million in the third quarter of 2013 compared to $80.4 million in the third quarter of 2012. Included in gross profit and gross profit at ECRC in the third quarter of 2013 were turnaround and related costs aggregating $6.1 million. These costs consisted of $3.5 million associated with activities related to MACT legislation and $2.6 million of costs related to scheduled turnaround activity. On a comparable basis, scheduled turnaround activities in the third quarter of 2012 were $1.2 million.
  Adjusted EBITDA was $24.1 million in the third quarter of 2013 compared to $13.2 million in the third quarter 2012. Adjusted EBITDA at estimated current replacement cost ("ECRC") was $44.8 million, compared to $50.8 million in the third quarter 2012.
  Net loss attributable to Kraton was $(5.6) million or $(0.17) per diluted share, compared to net loss of $(15.5) million or $(0.48) per diluted share in the third quarter 2012.
  Adjusted net loss attributable to Kraton was $(1.0) million or $(0.03) per diluted share, compared to $(12.2) million or $(0.38) per diluted share in the third quarter 2012. The calculation of adjusted net loss and adjusted net loss per diluted share attributable to Kraton excludes, among other items, costs of $3.5 million or $0.11 per diluted share associated with activities related to MACT legislation, but does not exclude costs associated with scheduled turnaround activity.
  Net loss attributable to Kraton and adjusted net loss attributable to Kraton include:
    A negative spread between FIFO and ECRC amounting to $(0.63) per diluted share in the third quarter 2013 and $(1.13) per diluted share in the third quarter 2012.
    A negative effect associated with the change in the company's deferred tax asset valuation allowance of $(0.11) in the third quarter 2013 and $(0.30) in the third quarter 2012.
    Combined, these two items reduced diluted earnings per share by $(0.74) in the third quarter 2013 and $(1.43) in the third quarter 2012.
  Cash provided by operating activities was $62.5 million in the third quarter 2013, compared to $33.5 million in the third quarter 2012.

"Our third quarter 2013 sales volume of 83.5 kilotons was up 5.3% compared to the third quarter 2012, and it represents a strong 7.7 % sequential increase from the second quarter 2013 in which sales volume was adversely impacted by weather-related delays in the start of the paving & roofing season. The 83.5 kilotons is the highest third quarter sales volume we have recorded in the past five years and reflects the positive business momentum we conveyed at the time of our second quarter earnings call," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "Last year's third quarter represents a difficult comparable period, given that unit margins benefited from the protracted decline in butadiene prices. Nonetheless, we are pleased with our financial results for the third quarter, as gross profit per ton at ECRC of $858 per ton represents our fourth consecutive quarter of improvement, and reflects continued progress toward our goal of delivering gross profit per ton at ECRC of $1,000 on a sustainable basis. In addition, adjusted EBITDA at ECRC was $44.8 million, a historically strong third quarter result, which, in conjunction with solid working capital management, contributed to operating cash flow of $62.5 million in the quarter," said Fogarty. "During the quarter, we made our second equity investment in our Asia HSBC joint venture and we made further progress toward the planned fourth quarter 2013 completion of our state of the art semi-works facility, in Belpre, Ohio. These two projects are indicative of our continuing commitment to support our customers and our on-going strategy of positioning Kraton for future growth," added Fogarty.

Financial Summary

	Three months ended September 30,		Nine months ended September 30,
(US $ in thousands, except per share amounts)	2013	2012	2013	2012
Revenues	$ 327,109	$ 342,635	$ 1,001,759	$ 1,126,704
Adjusted EBITDA at ECRC (1)	$ 44,754	$ 50,846	$ 105,905	$ 121,482
Net income (loss) attributable to Kraton	$ (5,598)	$ (15,499)	$ (5,517)	$ 13,261
Earnings (loss) per diluted share	$ (0.17)	$ (0.48)	$ (0.17)	$ 0.41
Adjusted net income (loss) attributable to Kraton (1)	$ (1,037)	$ (12,186)	$ 6,024	$ 18,567
Adjusted earnings (loss) per diluted share (1)	$ (0.03)	$ (0.38)	$ 0.19	$ 0.57
Change in valuation allowance – per diluted share	$ (0.11)	$ (0.30)	$ (0.25)	$ (0.29)
Spread between FIFO and ECRC – per diluted share	$ (0.63)	$ (1.13)	$ (0.72)	$ (0.60)
Net cash provided by operating activities	$ 62,536	$ 33,450	$ 58,087	$ 102,188

(1)

A reconciliation of net income (loss) attributable to Kraton and earnings (loss) per diluted share to adjusted EBITDA at ECRC, adjusted net income (loss) and adjusted earnings (loss) per diluted share, each of which is a non-GAAP financial measure, is included in the accompanying financial tables.

3Q 2013 VERSUS 3Q 2012 RESULTS

Sales volume was 83.5 kilotons in the third quarter 2013, up 5.3% compared to sales volume of 79.3 kilotons in the third quarter 2012. Sales revenue was $327.1 million and $342.6 million for the three months ended September 30, 2013 and 2012, respectively. Sales revenue declined $15.5 million or 4.5% compared to the third quarter 2012 (a decline of $16.1 million or 4.7% excluding $0.6 million from currency fluctuations), as the $15.7 million revenue contribution associated with a 5.3% increase in sales volume was more than offset by the $31.9 million reduction in global sales prices associated with lower average raw material costs.

During the third quarter of 2013, we undertook turnaround activities that had an adverse impact on reported earnings. The turnaround activities were conducted primarily at our Belpre, Ohio facility and included a non-recurring plant-wide utility outage in addition to the scheduled turnaround activity. The utility outage was a precursor to the previously disclosed, multi-year capital project associated with MACT legislation that entails replacement of our coal-burning boilers with natural gas boilers. The aggregate cost of the scheduled turnaround and the MACT-related production downtime in the third quarter was $6.1 million, of which $3.5 million was attributable to the non-recurring MACT-related production downtime and $2.6 million was related to the scheduled turnarounds. Costs associated with scheduled turnaround activities in the third quarter of 2012 were $1.2 million. As a result of the foregoing, $4.9 million of the year-on-year decline in gross profit and EBITDA is associated with increased turnaround costs.

Gross profit was $47.5 million in the third quarter 2013, compared to $42.8 million in the third quarter 2012. Adjusting for the $20.7 million negative spread between FIFO and ECRC and $3.5 million of costs associated with the MACT-related production downtime, gross profit would have been $71.6 million in the third quarter 2013 compared to $80.4 million in the third quarter 2012. The $8.8 million or 11.0% decline in gross profit was largely driven by the negative effect of currency fluctuations, increased turnaround costs and other increases in cost of goods sold. Gross profit per ton at ECRC (excluding the aforementioned $3.5 million impact of the MACT-related production downtime) was $858 in the third quarter of 2013 compared to $1,010 per ton in the third quarter 2012.

Adjusted EBITDA at ECRC was $44.8 million in the third quarter 2013 compared to $50.8 million in the third quarter 2012.

Third quarter 2013 net loss attributable to Kraton was $(5.6) million or $(0.17) per diluted share compared to the third quarter 2012 net loss of $(15.5) million or $(0.48) per diluted share. Excluding non-operational items, adjusted net loss attributable to Kraton was $(1.0) million or $(0.03) per diluted share in the third quarter of 2013 compared to $(12.2) million or $(0.38) per diluted share in the third quarter of 2012.

Included in these results are the dilutive effect of the spread between FIFO and ECRC which amounted to $(0.63) per diluted share in the third quarter of 2013 and $(1.13) per diluted share in the third quarter of 2012. In addition, these results reflect the negative impact of $(0.11) per diluted share and $(0.30) per diluted share in the third quarters of 2013 and 2012, respectively, associated with the change in the company's valuation allowance.

For the three months ended September 30, 2013, net cash provided by operating activities was $62.5 million compared to $33.5 million in the third quarter of 2012. Capital expenditures in the third quarter 2013 were $24.3 million compared to $19.6 million in the third quarter 2012.

End Use Market Information

Cariflex™

Sales revenue was $28.2 million and $24.2 million for the three months ended September 30, 2013 and 2012, respectively. The $4.0 million or 16.7% revenue increase (an increase of $5.0 million or 20.8% excluding the $1.0 million effect of currency fluctuations) was attributable to increased sales volumes in surgical glove and other medical applications, including innovation grades, partially offset by lower average selling prices.

Advanced Materials

Sales revenue was $81.2 million and $93.7 million for the three months ended September 30, 2013 and 2012, respectively. The $12.5 million or 13.3% revenue decline (a decline of $12.6 million or 13.5% excluding a $0.2 million effect of currency fluctuations) was largely driven by a 7.3% decline in sales volumes, primarily attributable to base personal care and less differentiated applications, and to a lesser extent, lower average selling prices, reflecting lower average cost of raw materials, primarily butadiene. With respect to innovation sales volumes, we experienced growth in personal care and consumer applications, partially offset by lower sales volumes into wire and cable and medical applications.

Adhesives, Sealants and Coatings

Sales revenue was $117.6 million and $116.5 million for the three months ended September 30, 2013 and 2012, respectively. The $1.1 million or 0.9% revenue increase (an increase of $1.8 million or 1.5% excluding a $0.7 million effect of currency fluctuations) was attributable to a 7.4% increase in sales volumes, primarily due to the timing of sales into lubricant additive applications, partially offset by lower sales into cable gel applications. The increase in sales revenue driven by higher sales volumes was nearly offset by lower average selling prices associated with lower average raw material costs, primarily butadiene and isoprene.

Paving and Roofing

Sales revenue was $99.7 million and $108.1 million for the three months ended September 30, 2013 and 2012, respectively. The $8.3 million or 7.7% revenue decline (a decline of $10.4 million or 9.6% excluding the $2.1 million effect of currency fluctuations) was attributable to lower average selling prices, which reflect the lower average cost of raw materials, primarily butadiene. The impact of lower average selling prices more than offset the 9.1% increase in sales volumes, primarily driven by higher volume for roofing products in Europe. Global paving sales volumes were essentially flat in the third quarter 2013 compared to the third quarter 2012. Innovation sales volumes increased on higher sales of roofing innovation grades in North America and Europe.

RECENT DEVELOPMENTS

Raw Material Volatility – Based upon current trends for raw material prices, we currently anticipate that our results will reflect a negative spread between FIFO and ECRC of approximately $8.0 million in the fourth quarter of 2013, compared to a negative spread of $10.2 million in the fourth quarter of 2012. This expectation is based on numerous complex and interrelated assumptions with respect to monomer costs and ending inventory levels in the third quarter and the actual results may be significantly different based on third quarter results.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit at ECRC and Adjusted Net Income (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. Further, management uses these measures to evaluate operating performance, and our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA and Adjusted EBITDA at ECRC performance, along with other factors.

These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our credit agreement. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Net Income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday, October 31, 2013 at 9:00 a.m. (Eastern Time) to discuss third quarter 2013 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 888-469-1662. International dial-in #: 630-395-0203.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on October 31, 2013 through 10:00 p.m. Eastern Time on November 15, 2013. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-491-2936 and International callers dial 203-369-1724.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding raw material price environment, butadiene prices; expectations regarding future spreads between FIFO and ECRC; the anticipated costs, capital structure of, and prospects for our joint venture with FPCC.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our investment in the joint venture with FPCC; and other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Sales revenue	$ 327,109	$ 342,635	$ 1,001,759	$ 1,126,704
Cost of goods sold	279,659	299,882	834,537	934,952
Gross profit	47,450	42,753	167,222	191,752
Operating expenses:
Research and development	7,413	7,401	23,772	22,957
Selling, general and administrative	22,430	23,447	73,548	76,223
Depreciation and amortization	15,814	16,109	46,653	47,843
Impairment of long-lived assets	0	5,434	0	5,434
Total operating expenses	45,657	52,391	143,973	152,457
Earnings of unconsolidated joint venture	117	133	372	433
Interest expense, net	5,741	7,634	24,948	22,106
Income (loss) before income taxes	(3,831)	(17,139)	(1,327)	17,622
Income tax expense (benefit)	2,021	(1,640)	4,372	4,361
Consolidated net income (loss)	(5,852)	(15,499)	(5,699)	13,261
Net loss attributable to noncontrolling interest	(254)	0	(182)	0
Net income (loss) attributable to Kraton	$ (5,598)	$ (15,499)	$ (5,517)	$ 13,261
Earnings (loss) per common share:
Basic	$ (0.17)	$ (0.48)	$ (0.17)	$ 0.41
Diluted	$ (0.17)	$ (0.48)	$ (0.17)	$ 0.41
Weighted average commons shares outstanding:
Basic	32,073	31,943	32,069	31,927
Diluted	32,073	31,943	32,069	32,202

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	September 30, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$ 144,630	$ 223,166
Receivables, net of allowances of $414 and $401	142,886	124,635
Inventories of products	313,775	340,323
Inventories of materials and supplies	10,694	10,331
Deferred income taxes	9,032	7,869
Other current assets	19,601	28,363

Total current assets	640,618	734,687
Property, plant and equipment, less accumulated depreciation of $346,587 and $311,779	402,609	381,205
Intangible assets, less accumulated amortization of $76,152 and $68,531	58,447	63,393
Investment in unconsolidated joint venture	13,754	13,582
Debt issuance costs	9,756	10,846
Deferred income taxes	617	79
Other long-term assets	26,047	25,397

Total assets	$ 1,151,848	$ 1,229,189

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$ 0	$ 15,074
Accounts payable-trade	93,193	99,167
Other payables and accruals	39,687	50,978
Deferred income taxes	412	513
Due to related party	22,813	16,080

Total current liabilities	156,105	181,812
Long-term debt, net of current portion	351,028	432,943
Deferred income taxes	21,355	22,273
Other long-term liabilities	103,051	99,946

Total liabilities	631,539	736,974

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	0	0
Common stock, $0.01 par value; 500,000 shares authorized; 32,528 shares issued and outstanding at September 30, 2013; 32,277 shares issued and outstanding at December 31, 2012	325	323
Additional paid in capital	361,627	354,957
Retained earnings	165,928	171,445
Accumulated other comprehensive loss	(37,898)	(34,510)

Total Kraton stockholders' equity	489,982	492,215
Noncontrolling interest	30,327	0
Total equity	520,309	492,215

Total liabilities and equity	$ 1,151,848	$ 1,229,189

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$ (5,699)	$ 13,261
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,653	47,843
Amortization of debt premium	(114)	(72)
Amortization of debt issuance costs	6,841	2,235
(Gain) loss on property, plant and equipment	(37)	415
Earnings from unconsolidated joint venture, net of dividends received	51	(33)
Impairment of long-lived assets	0	5,434
Deferred income tax benefit	(2,737)	(6,172)
Share-based compensation	6,362	5,245
Decrease (increase) in:
Accounts receivable	(18,737)	(23,059)
Inventories of products, materials and supplies	25,538	53,056
Other assets	5,772	(721)
Increase (decrease) in:
Accounts payable-trade	(8,081)	7,909
Other payables and accruals	(12,334)	(8,768)
Other long-term liabilities	3,304	(1,554)
Due to related party	11,305	7,169

Net cash provided by operating activities	58,087	102,188

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(57,922)	(42,436)
Purchase of software and other intangibles	(3,106)	(1,789)
Settlement of net investment hedge	(2,490)	1,648

Net cash used in investing activities	(63,518)	(42,577)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	40,000	101,250
Repayments of debt	(136,875)	(45,626)
Capital lease payments	(950)	0
Contribution from noncontrolling interest	30,216	0
Proceeds from the exercise of stock options	310	820
Debt issuance costs	(4,794)	(3,156)

Net cash provided by (used in) financing activities	(72,093)	53,288

Effect of exchange rate differences on cash	(1,012)	793

Net increase (decrease) in cash and cash equivalents	(78,536)	113,692
Cash and cash equivalents, beginning of period	223,166	88,579

Cash and cash equivalents, end of period	$ 144,630	$ 202,271

Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$ 7,397	$ 12,695
Cash paid during the period for interest, net of capitalized interest	$ 24,207	$ 23,854
Capitalized interest	$ 2,951	$ 1,877
Supplemental non-cash disclosures:
Capital accruals	$ 7,170	$ 2,715
Capital lease liability included in accounts payable	$ 1,950	$ 0

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) (Unaudited)

	Three months ended September 30, 2013		Three months ended September 30, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share
Net loss attributable to Kraton and loss per diluted share	$ (5,598)	$ (0.17)	$ (15,499)	$ (0.48)
Restructuring and other charges(c)	1,013	0.03	0	0.00
Storm related charges(e)	0	0.00	(219)	(0.01)
Write-off of debt issuance cost(g)	42	0.00	0	0.00
Impairment of long-lived assets(h)	0	0.00	3,532	0.11
Production downtime related to MACT legislation(i)	3,506	0.11	0	0.00

Adjusted net loss and adjusted loss per diluted share	$ (1,037)	$ (0.03)	$ (12,186)	$ (0.38)

	Nine months ended September 30, 2013		Nine months ended September 30, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income (loss) attributable to Kraton and earnings (loss) per diluted share	$ (5,517)	$ (0.17)	$ 13,261	$ 0.41
Settlement gain(a)	0	0.00	(6,909)	(0.21)
Property tax dispute(b)	0	0.00	6,211	0.19
Restructuring and other charges(c)	2,273	0.07	776	0.02
Debt offering(d)	0	0.00	84	0.00
Storm related charges(e)	0	0.00	1,612	0.05
Settlement of interest rate swap(f)	697	0.02	0	0.00
Write-off of debt issuance cost(g)	5,065	0.16	0	0.00
Impairment of long-lived assets(h)	0	0.00	3,532	0.11
Production downtime related to MACT legislation(i)	3,506	0.11	0	0.00

Adjusted net income and adjusted earnings per diluted share	$ 6,024	$ 0.19	$ 18,567	$ 0.57

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general and administrative expenses.

(c)	Includes other professional fees and severance expenses, which are primarily recorded in selling, general and administrative expenses in 2013 and primarily in cost of goods sold in 2012.
(d)	Includes costs related to the public offering of our senior notes, which are recorded in selling, general and administrative expenses.
(e)	Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(f)	Reflects interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.
(g)	Reflects interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.
(h)	Reflects the impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(i)

Reflects the non-recurring portion of the $6.1 million of aggregate turnaround costs in 2013.  The adjustment relates to the production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC (In Thousands) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Gross profit	$ 47,450	$ 42,753	$ 167,222	$ 191,752
Add:
Spread between FIFO and ECRC	20,650	37,636	23,461	20,297
Gross profit at ECRC	$ 68,100	$ 80,389	$ 190,683	$ 212,049

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income (loss) attributable to Kraton	$ (5,598)	$ (15,499)	$ (5,517)	$ 13,261
Net loss attributable to noncontrolling interest	(254)	---	(182)	---
Consolidated net income (loss)	(5,852)	(15,499)	(5,699)	13,261
Add:
Interest expense, net	5,741	7,634	24,948	22,106
Income tax expense (benefit)	2,021	(1,640)	4,372	4,361
Depreciation and amortization expenses	15,814	16,109	46,653	47,843
EBITDA	$ 17,724	$ 6,604	$ 70,274	$ 87,571
Add (deduct):
Settlement gain(a)	---	---	---	(6,819)
Property tax dispute(b)	---	---	---	6,211
Storm related charges(c)	---	(336)	---	2,481
Restructuring and other charges(d)	1,041	0	2,302	1,062
Non-cash compensation expense(e)	1,833	1,508	6,362	5,245
Impairment of long-lived assets(f)	0	5,434	0	5,434
Production downtime related to MACT legislation(g)	3,506	0	3,506	0
Adjusted EBITDA	24,104	13,210	82,444	101,185
Add:
Spread between FIFO and ECRC	20,650	37,636	23,461	20,297
Adjusted EBITDA at ECRC	$ 44,754	$ 50,846	$ 105,905	$ 121,482

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general, and administrative expenses.

(c)	Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(d)

Includes other professional fees, severance expenses and fees associated with the public offering of our senior notes, which are primarily recorded in selling, general and administrative expenses in 2013 and primarily in cost of goods sold in 2012.

(e)

We have historically recorded these costs in selling, general and administrative expenses; however, beginning in the second quarter of 2013, a portion of these costs were recorded in cost of goods sold and research and development expenses.

(f)	Reflects the impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(g)

Reflects the non-recurring portion of the $6.1 million of aggregate turnaround costs in 2013.  The adjustment relates to the production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

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